Exhibit 3.3

CERTIFICATE OF LIMITED PARTNERSHIP

CYRUSONE LP

This is to certify that the undersigned does hereby form a limited partnership (the “Partnership”) pursuant to the Maryland Revised Uniform. Limited Partnership Act (the “Act”) as of the 31st day of July, 2012, as follows:

FIRST:              The name of the Partnership is:

CyrusOne LP

SECOND:         The address of the principal office of the Partnership in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

THIRD:            The name and address of the resident agent of the Partnership in the State of Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

FOURTH:         The name and business address of the sole general partner of the Partnership are:

CyrusOne GP

1649 West Frankford Road
Carrollton, Texas 75007

FIFTH:              The Partnership shall have a perpetual existence, unless dissolved in accordance with the partnership agreement of the Partnership, as amended and in effect from time to time, and subject to the provisions of the Act.

SIXTH:             No limited partner and no other holder of an interest in the Partnership shall be entitled to exercise any of the rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute in connection with a merger of the Partnership.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the day and year first written above.

GENERAL PARTNER:
CyrusOne GP, a Maryland statutory trust

By:	/s/ Gary J. Wojtaszek
Gary J. Wojtaszek
Chief Executive Officer and President